EXHIBIT 12.1
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           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                Year Ended December 31,
                 -----------------------------------------------------
                                                                2000
                                                              Adjusted
                    2000     1999    1998     1997    1996     Actual
                  -------- -------- ------- -------- -------  --------
Earnings:
 Net income
  (loss). . . . . .$(57,060)(94,842) 20,465   25,840  19,964   40,471
 Taxes. . . . . . . 22,053    5,328  13,224    5,279   1,207   24,566
 Fixed Charges. . . 43,378   35,328   7,420    6,377   7,769   43,378
 Less:  Capital-
  ized Interest . .  --       --      --       --      --       --
                  -------- -------- ------- -------- -------  -------
      Total
       earnings . .  8,371  (54,186) 41,109   37,496  28,940  108,415
                  -------- -------- ------- -------- -------  -------

Fixed Charges:
 Interest expense . 28,716   20,328   4,153    3,995   5,730   28,716
 Guarantees of
   other party
   obligations. . .  --       --      --       --      --       --
 Applicable
   portion of
   rent expense . . 14,662   15,000   3,267    2,382   2,039   14,662
                  -------- -------- ------- -------- -------  -------
     Total fixed
       charges. . . 43,378   35,328   7,420    6,377   7,769   43,378
                  -------- -------- ------- -------- -------  -------
RATIO OF EARNINGS
 TO FIXED CHARGES .   0.19    --       5.54     5.88    3.73     2.50
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